UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

OCEANFIRST FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08754-2009

(732) 240-4500

March 21, 2003

Fellow Shareholders:

You are cordially invited to attend the 2003 annual meeting of shareholders (the “Annual Meeting”) of OceanFirst Financial Corp., (the “Company”), the holding company for OceanFirst Bank, (the “Bank”), Toms River, New Jersey, which will be held on April 24, 2003 at 10:00 a.m. at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, 08742.

The attached Notice of the Annual Meeting and the Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of the Company as well as a representative of KPMG LLP, the Company’s independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

The Board of Directors of OceanFirst Financial Corp. has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote “FOR” each of the nominees as directors specified under Proposal 1, “FOR” Proposal 2, the amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan and “FOR” Proposal 3, the ratification of the appointment of auditors.

It is important that your shares are represented at the Annual Meeting whether or not you are personally able to attend the meeting. Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.

Sincerely yours,

John R. Garbarino

Chairman of the Board, President

and Chief Executive Officer

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08754-2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 24, 2003

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of OceanFirst Financial Corp., (the “Company”), the holding company for OceanFirst Bank, (the “Bank”), will be held on April 24, 2003 at 10:00 a.m., at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, 08742.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of three directors to a three-year term of office;

2.	The amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan;

3.	The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

4.	Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

Note:    The Board of Directors is not aware of any other business to come before the Annual Meeting. Only stockholders of record at the close of business on March 10, 2003 are entitled to receive notice of the meeting and to vote at the meeting or at any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

John K. Kelly

Corporate Secretary

Toms River, New Jersey

March 21, 2003

OceanFirst Financial Corp.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2003

Solicitation and Voting of Proxies

This Proxy Statement is being furnished to shareholders of OceanFirst Financial Corp., (the “Company”) in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of proxies to be used at the annual meeting of shareholders (the “Annual Meeting”), to be held on April 24, 2003, at 10:00 a.m., at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, and at any adjournment or postponement thereof. The 2002 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 2002, accompanies this Proxy Statement, which is first being mailed to record holders on or about March 21, 2003.

Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares be represented by proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted “FOR” the election of the nominees for director named in this Proxy Statement, “FOR” the amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan (“Plan”), and “FOR” the ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.

Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn or postpone the Annual Meeting.

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy. If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Georgeson Shareholder Communications, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $6,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, OceanFirst Bank, (the “Bank”), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company (“Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

The close of business on March 10, 2003, has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 13,812,854 shares.

As provided in the Company’s Certificate of Incorporation, record holders of Common Stock who beneficially own, either directly or indirectly, in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote in respect of the shares held in excess of the Limit and are not treated as outstanding for voting purposes.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes will also be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficiary owner. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed. There is no cumulative voting for the election of directors. Under Delaware law and the Company’s Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the proposed amendment of the Plan submitted for shareholder action set forth in Proposal 2, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the proxy card to (i) vote “FOR” the Proposal; (ii) vote “AGAINST” the Proposal; or (iii) “ABSTAIN” from voting on such item. Under Delaware law, an affirmative vote at the Annual Meeting at which a quorum is present of the holders of the majority of the shares of Common Stock present in person or by proxy and entitled to vote on the Proposal is required to constitute shareholder approval of the Proposal. Shares as to which the “ABSTAIN” box has been selected on the proxy card with respect to the Proposal will be counted as present and entitled to vote and have the effect of a vote against the matter for which the “ABSTAIN” box has been selected. In contrast, shares underlying broker non-votes are not counted as present and entitled to vote on the Proposal and have no effect on the vote on the Proposal.

As to the ratification of KPMG LLP as independent auditors of the Company set forth in Proposal 3 and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” from voting on such item. Under the Company’s Bylaws, unless otherwise required by law, all such matters shall be determined by a majority of the votes cast, without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Proxies solicited hereby are to be returned to the Company’s transfer agent, American Stock

Transfer & Trust Company (“ASTT”). The Board of Directors has designated ASTT to act as inspector of election and tabulate the votes at the Annual Meeting. ASTT is not otherwise employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company for safekeeping.

Participants in OceanFirst Bank’s Employee Stock Ownership Plan or Retirement Plan

If you participate in the OceanFirst Bank Employee Stock Ownership Plan (“ESOP”) or the OceanFirst Bank Retirement Plan (the “401(K) Plan”) you will receive a voting instruction card for all shares you may vote under each plan. Under the terms of the ESOP and the 401(K) Plan, the trustee votes all shares held by the ESOP and the 401(K) Plan, but each participant in the ESOP or the 401(K) Plan may direct the trustee how to vote the shares of Company common stock allocated to his or her account for each plan. The ESOP and 401(K) Plan trustees, subject to the exercise of their fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and 401(K) Plan and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 10, 2003 with respect to the persons known by the Company to be beneficial owners of more than 5% of the Company’s outstanding shares of Common Stock. A person is considered to beneficially own any shares of common stock which he or she has, directly or indirectly, sole or shared voting or investment power.

Title of Class	Name and Address of Beneficial Owner	Number of of Shares Owned	Percent of Common Stock Outstanding
Common Stock	OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) 975 Hooper Avenue Toms River, New Jersey 08754-2009	2,420,090(1)	17.5%

Common Stock	OceanFirst Foundation 1027 Hooper Avenue Toms River, New Jersey 08754-2009	1,650,513(2)	11.9%

Common Stock	Neuberger Berman LLC 605 Third Avenue New York, New York 10158	1,363,816(3)	9.9%

Common Stock	John R. Garbarino 975 Hooper Avenue Toms River, New Jersey 08754-2009	801,366(4)	5.25%

(1)	Under the terms of the ESOP, the ESOP will vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of March 10, 2003, 1,088,292 shares had been allocated under the ESOP and 1,331,798 shares remain unallocated. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(2)	All shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company’s Common Stock on all proposals considered by stockholders of the Company.
(3)	Based upon SEC Form 13G filed by Neuberger Berman LLC on February 13, 2003.
(4)	Includes 475,907 vested options under various OceanFirst option plans.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL I. ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of nine (9) directors and is divided into three classes. Each of the nine members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The three nominees proposed for election at the Annual Meeting are John W. Chadwick, Carl Feltz, Jr. and Diane F. Rhine. No person being nominated as director is being proposed for election pursuant to any agreement or understanding between either of them and the Company.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card will be voted “FOR” the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees, Continuing Directors and Named Executive Officers

The following table sets forth, as of the Record Date, the names of nominees and continuing directors and Named Executive Officers, as defined in the Summary Compensation Table on Page 13, their ages as of the Record Date, a brief description of their business experience for the past five years, including present occupations and employment, the year in which each became a director of the Bank and the year in which their terms (or, in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and Named Executive Officers as a group as of the Record Date.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since(1)	Expiration of Term as Director	Amount and Nature of Beneficial Ownership(2)	Ownership as a Percent of Class(3)

NOMINEES FOR ELECTION AS DIRECTORS

John W. Chadwick General Manager, Point Bay Fuel, Inc.	61	2002	2006	8,000(5)	.05%

Carl Feltz, Jr. Partner, Feltz & Frizzell Architects, LLC, architects.	64	1990	2006	128,537(4)(5)	84%

Diane F. Rhine Partner,Citta & Rhine, LLC, realtors.	53	1997	2006	107,776(4)(5)(13)	.70%

CONTINUING DIRECTORS

Thomas F. Curtin Partner, The Foristall Company, Inc. an investor relations firm.	71	1991	2005	136,093(4)(5)(9)	.89%

John R. Garbarino Chairman of the Board President and Chief Executive Officer of the Company and the Bank.	53	1984	2005	801,366(6)(7)(8)(10)	5.25%

Frederick E. Schlosser Retired, former Vice President for Steinbach’s department stores.	81	1968	2005	138,715(4)(5)(11)	.91%

Donald E. McLaughlin, CPA Owner, Donald E. McLaughlin, CPA, PC	55	1985	2004	130,318(4)(5)(12)	.85%

James T. Snyder Retired, former 50% owner of Wallach’s Inc., a New Jersey retail company.	68	1991	2004	101,681(4)(5)	.67%

John E. Walsh, P.E., Senior Vice President, Schoor DePalma, Inc., an engineering firm.	49	2000	2004	55,911(4)(5)(14)	.37%

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since(1)	Expiration of Term as Director	Amount and Nature of Beneficial Ownership(2)	Ownership as a Percent of Class(3)

NAMED EXECUTIVE OFFICERS (who are not also directors)

Michael J. Fitzpatrick Executive Vice President and Chief Financial Officer of the Company and the Bank.	47	—	—	325,081(6)(7)(8)	2.13%

John K. Kelly Senior Vice President and Corporate Secretary of the Company. Senior Vice President, General Counsel and Corporate Secretary of the Bank.	53	—	—	128,802(6)(7)(8)(15)	.84%

Robert M. Pardes Executive Vice President of the Bank	44	—	—	45,833(6)(7)(8)	.30%

Karl E. Reinheimer Executive Vice President and Chief Operating Officer of the Bank.	55	—	—	191,069(6)(7)(8)	1.25%

All directors and executive officers as a group (13) persons)	—	—	—	2,299,182	15.05%

(1)	Includes years of service as a director of the Bank.
(2)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of the Record Date.
(3)	For purposes of calculating the ownership as a percent of shares outstanding as of the Record Date options currently exercisable or exercisable within 60 days of March 10, 2003 by the group of Directors and Named Executive Officers have been added to the outstanding number of shares of Common Stock.
(4)	Includes 94,656; 100,656; 85,656; 65,591; 50,000; 40,260; and 93,156 vested options under the OceanFirst Financial Corp. Amended and Restated 1997 Incentive Plan (the “Incentive Plan”), to Messrs. Curtin, Feltz, McLaughlin, Schlosser, Snyder, Walsh and Ms. Rhine, respectively, exercisable as of the record date or within 60 days of the record date which have not yet been exercised.
(5)	Includes 1,800 options under the OceanFirst Financial 2000 Stock Option Plan (“2000 Stock Option Plan”) for each of Messrs. Chadwick, Curtin, Feltz, McLaughlin, Schlosser, Snyder, Walsh and Ms. Rhine, which have vested, but have not been exercised.
(6)	Includes 451,907; 216,979; 28,835; 24,000; and 144,444, options vested to Messrs. Garbarino, Fitzpatrick, Kelly, Pardes and Reinheimer, respectively, under the Incentive Plan’s Vesting Schedule which have not been exercised.
(7)	Includes 24,000; 9,000; 3,000; 6,600; and 9,000 options under the 2000 Stock Option Plan for Messrs. Garbarino, Fitzpatrick, Kelly, Pardes and Reinheimer which have vested, but have not been exercised.
(8)	Includes 32,347; 33,176; 28,175; 5,332; and 20,650 shares held in trust pursuant to the ESOP which have been allocated to Messrs. Garbarino, Fitzpatrick, Kelly, Pardes and Reinheimer, respectively, as of December 31, 2002. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(9)	Includes 30,384 shares owned by Mr. Curtin’s wife.
(10)	Includes 16,595 shares owned by Mr. Garbarino’s wife and 12,358 shares held by Mr. Garbarino and his wife as co-Trustees.
(11)	Includes 13,125 shares owned by Mr. Schlosser’s wife.
(12)	Includes 4,225 shares owned by Mr. McLaughlin’s wife.
(13)	Includes 250 shares owned by Ms. Rhine’s children.
(14)	Includes 1,001 shares held by Mr. Walsh’s wife as custodian for his children.
(15)	Includes 6,474 shares owned by Mr. Kelly’s wife and 6,000 shares held by Mr. Kelly’s wife as custodian for his children.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through meetings of the Board of Directors and through activities of the Board’s committees. The Board of Directors of the Company generally meets on a regularly scheduled basis and as needed. During 2002, the Board of Directors of the Company held ten meetings. All directors attended at least 75% of meetings. The Board of Directors of the Company maintains committees, the nature and composition of which are described below.

Audit Committee.    The Audit Committee of the Company and the Bank consists of Messrs. McLaughlin, CPA (Chairman), Schlosser and Walsh. As provided by its Charter, the Committee monitors the integrity of the Company’s financial reporting process and systems of internal control. This committee generally meets on a quarterly basis and is responsible for the review of the audit and loan review reports and management actions regarding the implementation of audit findings. Prior to the outsourcing of the Internal Audit function as discussed in the “Report of the Audit Committee”, the Bank’s Internal Auditor and Loan Review Officer reported to this committee. The committee also maintains a liaison with external auditors, and the firm retained to perform the internal audit function through the Chief Risk Officer of the Company. The Audit Committee of the Company and the Bank met five times in 2002. See “Report of the Audit Committee”.

Corporate Governance/Nominating Committee.    Being sensitive to the recent fraud and accounting scandals in the public corporate sector, as well as the efforts by Congress to restore investor confidence in public companies through the passage of laws such as the Sarbanes-Oxley Act of 2002, the Board of Directors created a standing Corporate Governance Committee of independent directors and combined its responsibilities with those of the Nominating Committee. The Committee is charged with implementing the corporate governance standards of OceanFirst Financial Corp. and its affiliates. Reflective of contemporary initiatives to promote enhanced corporate governance standards, the Board of Directors also adopted a Corporate Governance Policy and formalized a Corporate Governance/Nominating Committee Charter. Among the Policy’s key governance standards is a mandatory director retirement age provision. The Policy requires at least two executive sessions be held each year outside the presence of the CEO. It dictates that the Board conduct an annual self-assessment of its performance, and that it plan for the succession of the CEO and senior management positions. The Policy also identifies the Committee Chair as a Lead Independent Director with specific responsibilities. It further requires that a Board member who retires from his or her employment should volunteer to resign from the Board, although acceptance of such resignation is within the discretion of the Board.

The committee consists of Messrs. Walsh (Chairman), Feltz and Schlosser. In addition to the aforementioned responsibilities, the committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of shareholders. The Company’s Certificate of Incorporation and Bylaws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The shareholder’s notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company’s Bylaws and by the Exchange Act. See “Additional Information—Notice of Business to be Conducted at an Annual Meeting.” The Corporate Governance/Nominating Committee, formerly the Nominating Committee, met once in 2002.

Human Resources/Compensation Committee.    The Human Resources/Compensation Committee of the Company and the Bank (the “Compensation Committee”) consists of Messrs. Curtin (Chairman) and Schlosser and Ms. Rhine. The Compensation Committee meets to establish compensation for the executive officers and to review the incentive compensation programs when necessary. The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation and benefit programs for other salaried officers and employees of the Company and the Bank. See “Executive Compensation—Compensation Committee Report on Executive Compensation.” The Compensation Committee met five times in 2002.

Directors’ Compensation

Directors’ Fees.    Currently, all outside directors of the Bank and the Company receive an annual retainer of $15,000 for service on the Bank’s Board and $10,000 for service on the Company’s Board. All fees are paid to directors quarterly. Outside directors of the Bank also receive a fee of $900 for each regular board meeting attended and $300 for each committee meeting attended; however, committee chairmen receive $500 per committee meeting attended. The Bank’s directors are also provided with medical and dental insurance for which they contribute part of the cost of coverage.

Deferred Compensation Plan for Directors.    The Bank maintains a deferred compensation plan for the benefit of outside directors. The plan is a non-qualified arrangement which offers participating directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating director (the “Benefit Age”). The benefits equal the account balance of the director annuitized over a period of time mutually agreed upon by the Bank and the director, and then reannuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

Director’s Option Plans.    The Directors also participate in the Company’s 2000 Stock Option Plan. On February 20, 2002 each outside Director was granted 9,000 options under the Plan, at an exercise price of $17.88. Options granted pursuant to the Plan became exercisable at the rate of 20% per year commencing February 20, 2003.

Executive Compensation

The report of the Compensation Committee, the report of the Audit Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation.    Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer (“CEO”) and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

Compensation Policies.    The Compensation Committee is responsible for administering the compensation and benefit program for the Company’s and the Bank’s employees, including the executive officers. The Committee annually reviews and evaluates base salary and annual bonus recommendations made for executive officers by the Chief Executive Officer along with the rationale for such recommendations. The Committee also recommends to the Board for approval the compensation for the CEO and Named Executive Officers. The CEO does not participate in the Committee’s decision as to his compensation package. In establishing compensation levels, the Committee considers the Company’s overall objectives and performance, peer group comparisons and individual performance.

The Committee has adopted the following goals in establishing executive compensation: (1) attracting, retaining and rewarding highly qualified and productive executives; (2) relating compensation to both Company and individual performance; (3) establishing compensation levels that are internally equitable and externally competitive; and (4) providing motivation for the executive officers to enhance shareholder value by linking their compensation to the performance of the Company’s Common Stock.

The Company’s compensation program for executive officers consists of (1) a base salary; (2) a performance-based annual bonus; and (3) periodic grants of stock options. In addition, executive officers may participate in other benefit plans available to all employees, including the Employee Stock Ownership Plan and the 401(k) Plan. To the extent that benefits under these plans are limited by Internal Revenue Code restrictions, the Bank maintains a Supplemental Executive Retirement Plan for executive officers. See “Supplemental Executive Retirement Plan”.

During 2002, the Committee again engaged William M. Mercer, Inc. (“Mercer”), a nationally recognized consulting firm specializing in compensation and employee benefits to perform an update of their independent 1999 review of executive officers’ and directors’ compensation. The objectives of the independent review were to (1) assess the competitiveness of the Company’s total compensation program for executive officers and non-employee directors; (2) review performance based cash and stock compensation practices among peer banks and develop preliminary features for a new stock option program. The consultant compared base salary, annual incentive and long term compensation for each executive officer to a Mid-Atlantic peer group of banking institutions having similar characteristics as the Company. The final report of Mercer indicated that (1) the Company’s total cash compensation was generally positioned between the median and 75th percentile for the peer group; and (2) long-term stock-based incentives granted in February 2002 generally exceed peer group norms, aligning more closely with general industry grant practices.

Base Salaries.    Salary levels are intended to be consistent and competitive with the practices of comparable financial institutions and to correlate with each executive’s level of responsibility. The Compensation Committee’s base salary determinations are generally aimed at reflecting the overall performance of the Company, the performance of the individual executive officer, as well as their responsibilities and experience and the Committee’s view of the competitive marketplace conditions.

Annual Incentive.    Under the Performance Achievement Award Program (the “Award Program”), a significant portion of each executive officer’s annual cash compensation is contingent on the performance of the Company, the Bank and the individual. The Award

Program compares actual performance against targets that are approved by the Compensation Committee at the beginning of each year. The targets are weighted between individual objectives (which may be subjective in nature) and the Company’s success in achieving its financial goals. The weighting of the performance and individual goals depends on the position of the executive. This program is discussed further below under “Chief Executive Officer.”

Long Term Incentive Compensation.    Executive officers were granted stock options in February 2002, under the OceanFirst Financial Corp. 2000 Stock Option Plan (the “2000 Stock Option Plan”). This was the first grant since the conversion grants issued in 1997 under the Amended and Restated 1997 Incentive Plan. The Committee believes that stock ownership by executive officers is a significant incentive in building shareholder value and aligning the interests of executives with those of shareholders. The Committee takes into account the outstanding stock incentives when determining overall compensation.

Chief Executive Officer.    The Chief Executive Officer was evaluated for the successful level of the Company’s and the Bank’s operational and administrative changes during 2002, taking into account both subjective performance criteria and certain objective performance measures. Based on Mr. Garbarino’s superior performance and that of the Company and the Bank, Mr. Garbarino’s base salary was increased to $442,000 for 2002, effectively bringing his base salary to the 75th peer percentile. Performance measures evaluated by the Committee in determining the compensation of the CEO included the continued successful execution of capital management strategies, the achievement of all targets of the Company’s Business Plan, and the continued operation of the Bank in a safe and sound manner.

Consistent with the Company’s policy of linking compensation and performance, Mr. Garbarino also participated in the annual Award Program. Awards made to Mr. Garbarino under the Award Program in 2002 were based upon achievement of a targeted annual return on average equity and were supplemented by the achievement of certain individual goals determined by the Committee at the beginning of the year. These goals are structured with a target level determined by the Committee, a threshold level which must be attained to fund any award and a superior level that is above the target level and tied to a maximum award opportunity. Mr. Garbarino’s award is weighted so that 75% of the award is determined by the Company-wide performance goals and 25% of the award is determined by individual goals. The total award earned by Mr. Garbarino for fiscal year 2002 of $191,441 represented 124% of his targeted award based upon both actual Company performance measured against the goals established at the start of the year, as well as the Committee’s evaluation of Mr. Garbarino’s individual goal attainment.

The goal of the above referenced compensation policies, as implemented by the Committee, is to be certain that all executives are compensated consistent with the above guidelines. Compensation levels will be reviewed as frequently as necessary to ensure this result.

The Compensation Committee

Thomas F. Curtin, Chairman

Diane F. Rhine                    Frederick E. Schlosser

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time since the beginning of the last fiscal year an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company or the Bank serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s or Bank’s Board of Directors or Compensation Committee.

Since 1989, the Company has had a formal policy documenting a Code of Ethics and Standards of Personal Conduct (The Code of Conduct). The Company requires all employees to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that the Company’s employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. During 2002, all of the Company’s employees were required to acknowledge that they received and would read and comply with the Code of Conduct. In addition, all Directors and Named Executive Officers were required to certify as to any actual or potential conflicts of interest involving them and the Company. The Company also provides training for its employees on the Code of Conduct and their legal obligations.

The Sarbanes-Oxley Act of 2002 will require companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently is in the process of implementing such procedures and will monitor any rules adopted by the Securities and Exchange Commission to determine whether it needs to modify the Company’s procedures.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Additionally, the Audit Committee recommends selection of the external auditors and reviews their independence and their annual audit. The Audit Committee is comprised of three directors, each of whom is independent as required by the Nasdaq listing standards. The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter was most recently amended on February 19, 2003 to comply with the most recently effective listing requirements of the Nasdaq, and requirements of securities laws and regulations. The Board of Directors and Audit Committee members are sensitive to, and will continually monitor, ongoing developments in these areas and will make additional amendments to the Charter as required. A copy of the Charter, as amended, is attached to this Proxy Statement as Appendix A.

Sensitive to the growth and change in recent years of the Company’s business, the Audit Committee had commissioned an independent quality assurance review of the Company’s entire internal audit program during 2001. The review indicated several recommendations to enhance the program. After considerable analysis and consultation, the Board of Directors, on the recommendation of the Audit Committee, decided it is in the Company’s best interest to outsource the internal audit function to an independent accounting firm. Therefore, late in 2002 the Bank’s Internal Audit Department was eliminated and the firm of Deloitte & Touche LLP was retained to perform the internal audit function under the direct oversight of the Audit Committee and Chief Risk Officer of the Company. The recently amended Audit Committee Charter attached as Appendix A reflects this development. Deloitte & Touche LLP has conducted a risk assessment of the organization and submitted and implemented an internal audit plan for 2003.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent external auditors. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the external auditors regarding their independence as required under applicable standards for auditors of public companies. The Audit Committee discussed with the external auditors the contents of such materials, their independence and additional matters required under Statement on Auditing Standards No. 61. Based on such review and discussions, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee

Donald E. McLaughlin, CPA, Chairman

Frederick E. Schlosser John E. Walsh

Stock Performance Graph.    The following graph shows a comparison of total stockholder return on the Company’s Common Stock with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index and the SNL Thrift Index for the period December 31, 1997 through December 31, 2002.

Cumulative Monthly Return Among

OceanFirst Financial Corp. Common Stock,

All Nasdaq U.S. Stocks and SNL Thrift Index

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
OceanFirst Financial Corp.	100.00	91.65	98.74	146.00	148.30	214.90
All Nasdaq US Stocks	100.00	140.99	261.48	157.42	124.89	86.33
SNL Thrift Index	100.00	87.95	71.85	114.72	122.62	146.28

Notes:

A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the annual interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 12/31/97.

Summary Compensation Table.    The following table shows, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid, as well as certain other compensation paid or accrued for that year to the Chief Executive Officer of the Company and the Bank and four other executive officers of the Company and the Bank who earned and/or received salary and bonus in excess of $100,000 in fiscal year 2002 (“Named Executive Officers”). No other executive officer of the Company or the Bank earned and/or received salary and bonus in excess of $100,000 in fiscal year 2002.

Annual Compensation (1)
Name and Principal Positions	Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)(3)

John R. Garbarino President and Chief Executive Officer of the Company and the Bank	2002 2001 2000	$442,000 417,000 395,000	$191,441 205,242 151,729		— — —	120,000 — —	$148,077 107,796 168,373

Michael J. Fitzpatrick Executive Vice President and Chief Financial Officer of the Company and the Bank	2002 2001 2000	$183,000 175,500 167,000	$86,367 88,202 61,486		— — —	45,000 — —	$64,190 47,139 73,047

Robert M. Pardes (4) Executive Vice President of the Bank, and President of Columbia Equities, Ltd.	2002 2001 2000	$178,700 171,000 59,558	$48,379 96,339 24,854	$	— — 57,375	33,000 — 36,000	$61,682 41,522 —

Karl E. Reinheimer Executive Vice President and Chief Operating Officer of the Bank	2002 2001 2000	$167,000 160,500 153,000	$65,660 58,956 43,742		— — —	45,000 — —	$60,730 45,120 68,124

John K. Kelly Senior Vice President and Corporate Secretary of the Company and Senior Vice President, General Counsel and Corporate Secretary of the Bank	2002 2001 2000	$152,500 146,000 139,000	$30,030 42,363 28,820		— — —	15,000 — —	$54,316 40,621 62,332

(1)	Under Annual Compensation, the column titled “Salary” includes amounts deferred by the Named Executive Officer pursuant to the Bank’s 401(k) Plan and Deferred Compensation Plan. It does not include the aggregate amount of prerequisite and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported.
(2)	This amount consists of bonuses paid pursuant to the Bank’s Award Program, which awards are based on the attainment of certain predetermined annual performance goals. See “Compensation Committee Report on Executive Compensation.”
(3)	Includes (a) $64,576, $64,190, $57,508, $59,067, and $54,316, representing the value of shares allocated for 2002 under the ESOP, as of December 31, 2002, for the benefit of Messrs. Garbarino, Fitzpatrick, Pardes, Reinheimer and Kelly, respectively; (b) $76,503 for Mr. Garbarino, representing the contribution made under the Supplemental Executive Retirement Plan for the excess amount due under the ESOP for the fiscal year ended December 31, 2002; and (c) excludes other amounts contributed under the Supplemental Executive Retirement Plan for Messrs. Garbarino, Fitzpatrick, Pardes, Reinheimer and Kelly.
(4)	On August 18, 2000, the Bank employed Robert M. Pardes as Executive Vice President, Residential Loan Division. As of December 31, 2002. Mr. Pardes had 1,500 unvested restricted stock awards that were granted in 2000. Based on the market value of the underlying common stock of $22.45 at December 31, 2002, the value of these unvested awards as of December 31, 2002 was $33,675 for Mr. Pardes.

Employment Agreements.    The Bank and the Company have entered into employment agreements with Messrs. Garbarino and Fitzpatrick (individually, the “Executive”). These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Garbarino and Fitzpatrick.

The employment agreements provide for a three-year term for both Executives. The Bank employment agreement provides that, upon each fiscal year-end, the Board of the Bank may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. The term of the Company employment agreement is extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The agreements provide for termination, at any time, by the Bank or the Company for cause as defined in the agreements. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (1) failure to re-elect the Executive to his current offices; (2) a material change in the Executive’s functions, duties or responsibilities; (3) a relocation of the Executive’s principal place of employment by more than 25 miles; (4) liquidation or dissolution of the Bank or the Company; or (5) a breach of the agreement by the Bank or the Company, the Executive or, in the event of Executive’s subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement.

Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the employment agreement), the Executive or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ compensation. Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. The Bank and the Company would also continue the Executive’s life, health, and disability coverage for thirty-six months. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

Payments to the Executive under the Bank’s agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company’s agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

Columbia Equities, Ltd., the Bank’s mortgage banking subsidiary (“Columbia”) entered into an Employment Agreement on August 18, 2000 with Robert M. Pardes for the reasons and on terms similar to those upon which the Employment Agreements between the Bank and Messrs. Garbarino and Fitzpatrick were based. The Agreement has a three year term. On a yearly basis Columbia’s Board reviews and may extend the Agreement for an additional year. Under the Agreement, Mr. Pardes agreed to serve as President rendering administrative and management services to Columbia. Mr. Pardes is required to devote approximately 50% of his time performing duties as Executive Vice President, Director of Residential Lending of the Bank, and except for absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence, Mr. Pardes is required to devote all other of his business time, attention, skills and efforts in the performance of his duties as President of Columbia. The termination and change in control provisions under the Agreement are similar to those in the Employment Agreement of Messrs. Garbarino and Fitzpatrick.

Change in Control Agreements.    For similar reasons as with the employment agreements, the Bank and the Company entered into change in control agreements (“CIC Agreement”) with Messrs. Reinheimer, Pardes and Kelly, (individually, the “Executive”). Each CIC Agreement provides for a two-year term. Commencing on the date of the execution of the Company’s CIC Agreement, the term is extended for one day each day until such time as the Board of Directors of the Company or the Executive elects by written notice not to extend the term, at which time the CIC Agreement will end on the second anniversary of the date of notice. The Company’s CIC Agreement provides that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the agreement), the Executive would be entitled to a severance payment equal to two (2) times the Executive’s average annual compensation as defined in the CIC Agreement, for the five years preceding termination. The Bank’s CIC Agreement is similar to that of the Company. The Bank CIC Agreement provides that, upon each fiscal year-end, the Board of the Bank may extend the CIC Agreement for an additional year so that the remaining term shall be two years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. However, any payments to the Executive under the Bank’s CIC Agreement, would be subtracted from any amount due simultaneously under the Company’s CIC Agreement. The Company and the Bank would also continue and pay for the Executive’s life, health and disability coverage for thirty-six (36) full calendar months following termination. Payments to the Executive under the Bank’s CIC Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Payments under the employment agreements and change in control agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank.

Stock Option Exercises and Holdings.    The following tables reflect all stock option exercises by the named executive officers during 2002 and includes the number of shares covered by all remaining unexercised stock options as of December 31, 2002. Also reported are the values for the “in the money” options that represent the difference between the exercise price of any such remaining unexercised options and the year-end market price of the common stock.

		Fiscal Year-End Options/SAR Values
	Shares Acquired or Exercised	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#)	Value of Unexercised In-the-Money Option/SARs at Fiscal Year End($)
Named Executive Officers			Exercisable/Unexercisable(1)	Exercisable/Unexercisable(2)
John R. Garbarino	39,000	$499,512	564,942/120,000	$7,253,855/$548,400
Michael J. Fitzpatrick	9,500	$120,251	216,979/45,000	$2,786,010/$205,650
Robert M. Pardes	—	—	24,000/45,000	$229,920/$265,950
Karl E. Reinheimer	82,035	$1,051,773	144,444/45,000	$1,854,661/$205,650
John K. Kelly	32,657	$415,953	42,835/15,000	$550,001/$68,550

(1)	With the exception of Mr. Pardes, the options in this table have an exercise price of $9.61, and the unexercisable options have an exercise price of $17.88. Mr. Pardes’ exercisable options have an exercise price of $12.87 and his unexercisable options have an average exercise price of $16.54.
(2)	Based on the market value of the underlying Common Stock, $22.45, at December 31, 2002, minus the exercise price.

Option Grants in the Last Fiscal Year.    The following table lists all grants of options to Named Executive Officers during fiscal year 2002 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company’s common stock over the life of the option.

Name	Number of Securities Underlying Options Granted (#) (1)(2)	% of Total Options granted to Employees in Fiscal Year	Exercise or Base Price Per Share (3)	Expiration Date	Potential Realizable Value of Assumed Annual Rate of Stock Price Appreciation for Options (4)
					5%	10%
John R. Garbarino	120,000	23.8%	$17.88	02/20/2012	$1,349,356	$3,419,534
Michael J. Fitzpatrick	45,000	8.9	$17.88	02/20/2012	$506,009	$1,282,325
Robert M. Pardes	33,000	6.6	$17.88	02/20/2012	$371,073	$940,372
Karl E. Reinheimer	45,000	8.9	$17.88	02/20/2012	$506,009	$1,282,325
John K. Kelly	15,000	3.0	$17.88	02/20/2012	$168,670	$427,442

(1)	Options granted in 2002 pursuant to the 2000 Stock Option Plan are exercisable in equal installments at an annual rate of 20% beginning February 20, 2003; provided however, options will be immediately exercisable upon death, disability or change in control (as defined in the 2000 Stock Option Plan).
(2)	Options include limited (SAR) rights pursuant to which the options may be exercised in the event of a change in control of the Company. Upon exercise of a limited right, the optionee would receive a cash payment equal to the difference between the exercise price of the related option on the date of the grant and the fair market value of the underlying shares of common stock on the date the limited right is exercised.
(3)	The exercise price may be paid in cash or in Common Stock.
(4)	The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.

Supplemental Executive Retirement Plan.    The Bank maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) to provide executive officers with additional retirement benefits. The benefits provided under the SERP make up the difference between an amount up to 70% of final base compensation and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits which would have been provided from the Bank’s Retirement (Pension) Plan which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP.

The Bank established an irrevocable trust in connection with the SERP. This trust is funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of the trust are beneficially owned by the SERP participants, who recognize income as contributions are made to the trust. Earnings on the trust’s assets are taxable to the participants. The amounts contributed in 2002 under the SERP (exclusive of the ESOP benefits) for Messrs. Garbarino, Fitzpatrick, Pardes, Reinheimer and Kelly were $183,963, $31,182, $21,372, $25,132 and $21,127, respectively.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires OceanFirst’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with applicable reporting requirements for transactions in OceanFirst Common Stock during the fiscal year ended December 31, 2002 with one exception. Director James T. Snyder experienced one late filing for a trade on July 30, 2002 which was reported to the Securities and Exchange Commission on September 9, 2002.

Transactions With Certain Related Persons

The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arms length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction. All loans made by the Bank to its directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Notwithstanding the above, the Bank offers to executive officers residential loans secured by their primary residence on terms not available to the public but available to all other full-time employees, as permitted under federal regulations.

PROPOSAL 2. AMENDMENT OF THE OCEANFIRST FINANCIAL CORP.

2000 STOCK OPTION PLAN

The Company’s shareholders are being asked to approve an amendment to the Company’s 2000 Stock Option Plan (the “Plan”) to increase the number of shares of Company Common Stock that may be issued under the Plan from 946,500 to 1,637,143 representing an increase of 690,643 shares. The amendment was adopted by the Company’s Board of Directors on February 19, 2003, subject to shareholder approval. As of the Record Date, there are 425,191 shares available under the Plan for the grant of options. As such, the number of shares of Common Stock remaining under the Plan will be insufficient to sustain ongoing stock option grants beyond the current year. The Company believes that having an adequate reserve of shares available for issuance under the Plan is necessary to compete effectively with other financial institutions in attracting and retaining key personnel and in securing the services of experienced and qualified persons as directors.

Since the Company’s conversion to stock form, the Company’s assets have grown significantly. In part, such growth has resulted from branch expansion, as the Company has increased the number of branches from eight at the time of conversion to seventeen as of December 31, 2002, and the introduction of new business lines including commercial lending, trust services and merchant banking. In 2000, the Bank acquired a mortgage banking operation supplementing its Residential Loan Division loan origination capabilities. To the extent the Company continues to expand and continues to hire additional senior officers in the future, the Company may, on occasion, wish to offer options as part of its compensation package. The Stock Option Plan will provide the Company with the flexibility to do so. The ability to grant stock options in the future to attract people of experience and ability to serve the Company and its affiliates is critical to sustain the Company’s continued growth and success. The granting of stock options serves to align the interests of executives with those of the shareholders. It further advances the interests of the Company and its shareholders by providing employees and non-employee directors upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its affiliates largely depends, with additional incentive in the form of a proprietary interest in the Company to perform in a superior manner.

The Company anticipates that awards will be made to eligible directors, officers, and employees as part of the Company’s overall compensation strategy, following receipt of shareholder approval of the amendment to increase the number of shares available under the Plan. However, no specific determinations have been made regarding the persons eligible to receive awards, the size of awards, or the terms of awards.

Summary of the Plan

Type of Stock Option Grants.    The Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and Non-Statutory Stock Options (“NSOs”).

Administration.    The Stock Option Plan will be administered by a Committee appointed by the Company’s Board of Directors. Subject to the terms of the Stock Option Plan and resolutions of the Committee, the Committee interprets the Stock Option Plan and is authorized to make all determinations and decisions thereunder. The Committee also determines the participants to whom stock options will be granted, the type and amount of stock options that will be granted and the terms and conditions applicable to such grants. The Plan allows the Committee to grant stock options with respect to which the compensation realized by certain individuals will be deductible by the Company pursuant to Section 162(m) of the Internal

Revenue Code. Compensation attributable to stock options is generally deductible by the Company and not subject to the limitations of Section 162(m) (which limits the deductibility of compensation in excess of $1 million paid to the CEO and next four highest paid individuals during the taxable year) if the Plan is approved by shareholders, a committee satisfying the requirements of Section 162(m) makes the grants, the Plan specifies the maximum number of shares with respect to which options may be granted during a specified period of time and the compensation received by the individual is based solely on an increase in the value of the underlying stock.

Participants.    All employees and outside directors of the Company and its subsidiaries, as well as consultants and advisors to whom the committee grants eligibility, are eligible to participate in the Stock Option Plan.

Number of Shares of Common Stock Available.    As noted above, the Plan previously reserved 946,500 shares of Common Stock for issuance under the Plan in connection with the exercise of options. Subject to shareholder approval of Proposal 2, the number of shares of Common Stock available for issuance under the Plan in connection with the exercise of options will be increased by 690,643. Shares of Common Stock reserved under the Stock Option Plan may be either authorized but unissued shares, or reacquired shares held by the Company in its treasury. If authorized but unissued shares are used to satisfy stock option exercises, the number of shares outstanding would increase and would have a dilutive effect on the holdings of existing stockholders. Any shares subject to an option which expires or otherwise terminates unexercised will again be available for issuance under the Stock Option Plan.

Stock Option Grants.    The exercise price of each ISO or NSO will not be less than the fair market value of the Common Stock on the date the ISO or NSO is granted. However, no individual may receive in any one year more than 25% of the total awards available for grant under the Plan.

Under generally accepted accounting principles, compensation expense will generally not be recognized with respect to the award of stock options to employees and directors of the Company and its subsidiaries.

The exercise price of an option may generally be paid in cash, Common Stock or other property, by the surrender of all or part of the option being exercised, by the immediate sale through a broker of the number of shares being acquired sufficient to pay the purchase price, or by a combination of these methods, as and to the extent permitted by the Committee.

Under the Plan, the Committee may permit participants to transfer NSOs to eligible transferees (as such eligibility is determined by the Committee). Each option may be exercised during the holder’s lifetime, only by the holder or the holder’s guardian or legal representative, and after death only by the holder’s beneficiary or, absent a beneficiary, by the estate or by a person who acquired the right to exercise the option by will or the laws of descent and distribution. Options may become exercisable in full at the time of grant or at such other times and in such installments as the Committee determines or as may be specified in the Stock Option Plan. Options may be exercised during periods before and after the participant terminates employment, as the case may be, to the extent authorized by the Committee or specified in the Stock Option Plan. However, no option may be exercised after the tenth anniversary of the date the option was granted. The Committee may, at any time and without additional consideration, accelerate the date on which an option becomes exercisable.

Effect of a Change in Control.    In the event of a change in control (as defined in the Stock Option Plan) of the Company or the Bank, each outstanding stock option grant will immediately become fully vested and exercisable for the remaining term of the option. Further, in the event of a change in control, all available options under the Plan that have not been granted as of that date shall automatically be granted to current employees and outside directors in proportion to the grants of options previously made to them and at an exercise price equal to the weighted exercise price of all such options.

Term of the Plan.    The Plan was effective on April 19, 2000. The Plan will expire on April 19, 2010 unless eliminated sooner by the Board.

Amendment of the Plan.    The Stock Option Plan allows the Board to amend the Plan without stockholder approval, unless such approval is required to comply with a tax law or regulatory requirement. In no event, however, will the Stock Option Plan or an award be amended to allow any option to be granted with an exercise price below the fair market value of the Common Stock on the date of grant or to allow the exercise price of any option previously granted to be reduced subsequent to the date of award.

Certain Federal Income Tax Consequences.    The following brief description of the tax consequences of stock option grants under the Stock Option Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences.

There are no federal income tax consequences either to the optionee or to the Company upon the grant of an ISO or an NSO. On the exercise of an ISO during employment or within three months thereafter, the optionee will generally not recognize any income and the Company will not be entitled to any deduction. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

On exercise of an NSO, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by the Company, provided the Company properly withholds taxes in respect of the exercise. The disposition of shares acquired upon the exercise of a NSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE OCEANFIRST FINANCIAL CORP. 2000 STOCK OPTION PLAN.

PROPOSAL 3. RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Company’s independent auditors for the fiscal year ended December 31, 2002 were KPMG LLP. The Company’s Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 2003, subject to ratification of such appointment by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP as independent auditors, the Board may consider other independent auditors.

Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statement for 2002 and 2001, and fees billed for other services rendered by KPMG LLP.

	2002	2001
Audit fees	$136,500	$128,500
Audit related fees	27,500	35,000
Tax related fees	106,500	60,250
Other fees	—	—

	$270,500	$223,750

As part of its Audit Committee Charter, in 2002, the Company adopted a policy that requires the Company’s Audit Committee to pre-approve all audit and allowable non-audit services provided by the independent auditor of the Company’s financial statements.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of KPMG LLP as the independent auditors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

ADDITIONAL INFORMATION

Shareholder Proposals

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders not later than November 20, 2003. If such annual meeting is held on a date more than 30 calendar days from April 24, 2004, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at a Special or Annual Meeting

The Bylaws of the Company set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days’ prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company publicly disclosed to shareholders the date of the annual meeting. The advance notice by shareholders must include the shareholder’s name and address, as they appear on the Company’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

Householding of Proxy Statements and Annual Reports

The Securities and Exchange Commission recently adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address – a practice known as “householding.” Householding may provide greater convenience to shareholders and save the Company money by reducing excess printing costs. The Company has not chosen to adopt householding for mailings to the Company’s registered holders for this year. However, if you hold your shares in street name (i.e., through a broker or banker), your broker, banker or an agent thereof may choose to household mailings of the Company’s proxy statement and annual report.

If you are the beneficial owner, but not the recordholder, of Company shares at a shared address to which a single copy of both the proxy statement and annual report have been delivered and wish to receive a copy of this proxy statement and the annual report, you will need to provide a written request to Sally Dennis, Assistant Vice President of OceanFirst Financial Corp. at 975 Hooper Avenue, Toms River, New Jersey 08754-2009, and provide your name and mailing address to request a copy of the proxy statement and the annual report.

A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SEC WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO SALLY DENNIS, ASSISTANT VICE PRESIDENT, OCEANFIRST FINANCIAL CORP., 975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08754-2009.

By Order of the Board of Directors

John K. Kelly

Corporate Secretary

Toms River, New Jersey

March 21, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN

PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL

MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY

RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

Appendix A

OceanFirst Financial Corp.

And

OceanFirst Bank

CHARTER OF THE JOINT AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

I.	Audit Committee Purpose

The Audit Committee and its designated Chairman shall be appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls.

•	Monitor the independence and performance of the Company’s external auditors, outsourced internal auditors (Internal Auditors) and the Loan Review Department.

•	Facilitate communication among the external auditors, management, Internal Auditors and the Loan Review Department.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to all auditors, as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASD/AMEX. The OceanFirst Audit Committee shall be comprised of not less than three directors, each of whom shall be independent, nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and the Chairman of the Committee shall have accounting or related financial management expertise.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee will meet privately in executive session each quarter with management, the Internal Auditors, the Loan Review Officer, and the external auditors to discuss any matters that either the Committee or these groups believe should be discussed. In addition, each quarter the Committee, generally through the Chair, will discuss with management and the external auditors their review of the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.	Specific Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution, including discussion with management and the external auditors of significant issues regarding accounting principles, practices and judgments.

3.	In consultation with management, the external auditors and the Internal Auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the external auditors and Internal Auditors together with management’s responses.

4.	The Committee will ensure that the external auditors review the Company’s quarterly financial results before the Company files a Form 10-Q. The Chairman of the Audit Committee shall also review with management and, as necessary, the external auditors, the Company’s quarterly financial results prior to the filing or distribution of the Company’s quarterly financial statements or Form l0-Q. The review will include a discussion of any significant changes to the Company’s accounting principles and standards, laws and regulations, and any concerns the external auditors may have with managements’ accounting methods, estimates and/or financial statement disclosure. It shall also include a discussion of the procedures followed by Management in preparing certifications to the Form 10-Q, as well as any issues that may have been raised by other parties.

5.

The Audit Committee is responsible for reviewing the quarterly filing of the Thrift Financial Report (TFR) prior to submission to the Office of Thrift Supervision (OTS). The Committee will ensure that the Internal Auditors review the Company’s TFR. The Committee must attest to the correctness of the TFR and that, to the best of their knowledge and belief, it has been prepared in conformance with OTS instructions and is true and correct.

External Auditors

6.	The Audit Committee shall review the independence and performance of the external auditors and annually recommend to the Board of Directors either their appointment or discharge when circumstances warrant.

7.	Approve the annual fees and other significant compensation to be paid to the external auditors. The Committee shall also pre-approve the retention of the external audit firm for any non-audit services, except that non-audit services which qualify under the de minimis exceptions of the Sarbanes-Oxley Act, shall be approved by the Committee prior to the completion of the audit.

8.	On an annual basis, the Committee will review and discuss with the external auditors their report of any significant relationships they have with the Company that could impair the auditors’ independence.

9.	Review the external auditors’ audit plan—discuss scope, staffing, level of reliance upon management and the Internal Auditors and the general audit approach.

10.	Prior to filing the Annual Report on Form 10-K, the Committee Chairman shall discuss the results of the audit with the external auditors. Further, discussion of matters required to be communicated to audit committees in accordance with accounting principles and auditing standards, including Statement of Auditing Standards No. 61, laws and regulations shall be conducted at the next scheduled Committee meeting.

11.	Consider the external auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

12.	Review the experience and qualifications of the senior members of the external auditor team. Also, request a copy of the most recent third party independent quality control peer review report for the external auditors. Review the report to determine if any material issues were raised in the report. Discuss with the external auditors the steps the firm has taken to resolve any reported problems.

13.	Discuss with the external auditor issues for which the auditor consulted with its national office, and resultant conclusions. Based upon the above discussions, inquire, if deemed necessary, of the partner-in-charge of the professional practice at the external auditor’s local office of any issues discussed and the related conclusions reached concerning consultation.

14.	Review with the external auditor and management any correspondence with regulators or governmental agencies and any employee complaints or published reports, which management deems to raise material issues regarding the Company’s financial statements or accounting policies.

15.	The Audit Committee will review, and must approve, any proposed employment of a current or former (i.e. within 1 year) employee of the external audit firm for an executive management position within the Company.

16.	Review with the external auditor and management the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

Internal Auditors and Loan Review Department

17.	Review and approve the budget, plan, and changes in plan, activities, organizational structure, and qualifications of the Internal Auditors, the Chief Risk Officer (Internal Auditor Coordinator) and Loan Review Department at least annually.

18.	Review and approve the appointment, performance, and, if necessary, replacement of the Internal Auditors, the Chief Risk Officer, Internal Audit Coordinator and Loan Review Officer.

19.	Review and approve significant reports prepared by the Internal Auditors and the Loan Review Department together with managements’ response and follow-up to these reports.

Other Audit Committee Responsibilities

20.	The Committee shall annually provide a written report of its activities and findings, a copy of which shall be included within the Proxy Statement for the annual meeting. The report shall appear over the names of the Audit Committee. Such report shall be furnished to and approved by the full Board of Directors prior to its inclusion in the Proxy Statement. The report will state whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the external auditors the matters to be discussed by Statement of Auditing Standards No. 61; (iii) has received the written disclosures and the letter from the external auditors regarding the independence required by Independence Standards Board Standard No. 1; (iv) has discussed with the external auditors their independence; and (iv) based on the review and discussion of the audited financial statements with management and the external auditors, has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

21.	Maintain minutes of all Committee meetings and report to the Board of Directors at the next scheduled Board meeting on significant results of the foregoing activities.

22.	Annually perform a self-assessment of Audit Committee performance. Review, discuss and assess its performance, as well as the Committee’s role and responsibilities, seeking input from senior management, the full Board and others as needed, through the use of a self-assessment form, which shall then be evaluated by the respective Chairmen of both the Audit Committee and the Board.

23.	Annually review policies and procedures, as well as audit results associated with directors’ and officers’ expense accounts and perquisites.

24.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors.

ANNUAL MEETING OF SHAREHOLDERS OF

OCEANFIRST FINANCIAL CORP.

April 24, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach and mail in the envelope provided. ê

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS SPECIFIED UNDER

PROPOSAL, 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST		ABSTAIN
1. Election of Directors:	NOMINEES:		2. 3.

The amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan.

The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.

				☐ ☐	☐ ☐		☐ ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O John W. Chadwick O Carl Feltz, Jr. O Diane F. Rhine
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting and of a Proxy Statement dated March 21, 2003.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐		I plan to attend the Meeting.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

☐                            ■

OCEANFIRST FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2003

10:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Proxy Committee of the Board of OceanFirst Financial Corp. (the “Company”), each with full power of substitution to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held at The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey on April 24, 2003, at 10:00 a.m. and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the nominees as directors specified under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

(Continued and to be signed on the reverse side)

■	14475 ■